STAIRS OPTION/JOINT VENTURE AGREEMENT

made between

TECK RESOURCES LIMITED

and

TRIO RESOURCES INC.

in respect of the

Stairs Property, Ontario

Effective as of September 25, 2013

THIS AGREEMENT made as of September 25, 2013

BETWEEN:

TECK RESOURCES LIMITED, a corporation incorporated under the laws of Canada with an office at 3300 – 550 Burrard Street, Vancouver, British Columbia V6C 0B3;

(“Teck”)

AND:

TRIO RESOURCES INC., a corporation incorporated under the laws of Nevada, U.S.A. with an office at 5600 – 100 King Street West, Toronto, Ontario M5X 1C9;

(“Trio”)

WHEREAS:

A.	Teck is the registered and beneficial owner of a 100% undivided leasehold interest (the “Teck Interest”) in the Stairs property located in Ontario, which is more fully described in Schedule A (which together with any rights or properties that become subject to this Agreement as contemplated in §31 are hereinafter called the “Property”);

B.	Teck has agreed to grant Trio an option to acquire the Teck Interest, subject only to the Back-in Right (as defined in §9.1) and the NSR royalty (as defined in §9.2) reserved to Teck, upon and subject to the terms herein; and

C.	If Trio exercises the Option and Teck exercises its Back-in Right, then the NSR Royalty will be extinguished and Trio and Teck will participate as joint venture partners for any further exploration or, if deemed warranted, development of the Property upon the terms set out in this Agreement.

NOW, THEREFORE, THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements herein contained, the parties hereto mutually agree as follows:

Representations, Warranties and Covenants

1.	Representations and Warranties

1.1	Teck represents and warrants to Trio that:

(a)	it is duly organized and validly existing under the laws of Canada;

(b)	Teck is the legal and beneficial owner of a 100% undivided leasehold interest in the Property, with good and marketable title thereto, free and clear of liens and encumbrances;

(c)	the Property is in good standing as to the payment of taxes and lease payments;

(d)	it has the exclusive right and necessary lawful authority to explore for minerals on the Property;

(e)	has not granted or created any mortgages, liens, charges, pledges, security interests or other financial encumbrances against the Property;

(f)	it has the right, power and authority to enter into this Agreement and to dispose of its interest in the Property free of any consent rights, preferential purchase rights or other restrictions held by other third parties and it has all necessary internal corporate approvals and authorizations to enter into this Agreement and complete the transactions contemplated in this Agreement;

(g)	Teck has not been served with any notice that the Property is out of compliance with applicable environment, health or safety laws;

(h)	Teck has not been served with notice of any suits, actions, prosecutions, investigations or proceedings, actual, pending or threatened, against or affecting Teck or that relates to or may have an adverse effect on the Property or Teck’s ownership and rights to explore and develop the Property, and Teck is not aware of any basis therefore;

(i)	it is not a party to any agreements with respect to the Property including surface owner agreements, water use agreements or other rights or interests to the lands covered by the Property;

(j)	Teck is not a non-resident of Canada for the purposes of section 116 of the Income Tax Act (Canada); and

(k)	there have been no services or materials supplied for any improvement upon the Property within 45 days of the date hereof that have not been fully paid for.

1.2	Trio represents and warrants to Teck that:

(a)	it is duly organized and validly existing under the laws of its incorporation;

(b)	it has the right, power and authority to enter into this Agreement, and it has obtained all necessary internal corporate approvals, consents and authorizations to enter into this Agreement and complete the transactions contemplated in this Agreement; and

(c)	Trio shares are quoted on the OTCBB and it is in compliance with all applicable securities laws and applicable OTCBB rules and regulations.

1.3	Trio acknowledges that it will be responsible for satisfying itself as to the physical condition of the Property and that, except as otherwise provided herein, Teck makes no warranty in this regard.

2.	Covenants

2.1	Until the exercise of the Option by Trio, Trio will not dispose of, sell, encumber or alienate any interest in the Property. Following exercise of the Option and prior to delivery of the Back-in Notice, Trio shall have the right to assign part of its interest in this Agreement with the consent of Teck, not to be unreasonably withheld or delayed, provided that such assignee agrees to be bound by the terms and conditions of this Agreement, mutatis mutandis. Following delivery of the Back-in Notice, §30.3 will apply.

3.	Indemnification

3.1	Subject to §3.3, Teck agrees to indemnify, hold harmless and release Trio and its officers, directors and employees from and against any and all claims, causes of action, liabilities, obligations, losses, damages, penalties, fines, settlements, costs or expenses of any nature whatsoever, including without limitation reasonable attorneys’ fees and disbursements arising:

(a)	out of any of Teck’s representations or warranties set forth in §1.1 of this Agreement being incorrect or untrue or any state of facts contrary to any such representation or warranty;

(b)	out of or in connection with any work done by or on behalf of Teck on or in respect of the Property from the date Teck delivers the Back-in Notice and prior to the formation of the Joint Venture;

(c)	any breach of Teck’s covenants, duties, obligations or agreements contained in this Agreement.

3.2	Subject to §3.3, Trio agrees to indemnify and hold harmless and release Teck and its officers, directors and employees from and against any and all claims, causes of action, liabilities, obligations, losses, damages, penalties, fines, settlements, costs or expenses of any nature whatsoever, (including unless Trio assumes and pays the defence, with counsel approved in advance by Teck, legal fees and disbursements) arising:

(a)	out of any of Trio’s representations or warranties set forth in §1.2 of this Agreement being incorrect or untrue or any state of facts contrary to any such representation or warranty;

(b)	out of or in connection with any work done by or on behalf of Trio on or in respect of the Property prior to the date Teck delivers the Back-in Notice; and

(c)	out of or in connection with any breach of Trio’s covenants, duties, obligations or agreements contained in this Agreement.

3.3	Neither party hereto shall be liable to the other party hereto in contract, tort or otherwise for special or consequential damages, including, without limiting the generality of the foregoing, loss of profits or revenues suffered by the indemnified party. However, the foregoing limitation does not apply to claims made by a third party against the indemnified party for its, the third party’s, special or consequential damages.

Option Terms

4.	Consideration; Transfer Restrictions; Certain Representations, Warranties and Covenants

4.1	In consideration for the grant of the Option under §5.1 Trio shall issue 75,000 Units, hereinafter defined in §4.2 (the “First Units”), to Teck within 10 days of execution of this Agreement.

4.2	Each “Unit” (First Units and Second Units) shall be comprised of one common share in the capital of Trio (a “Share”) and one non-transferable share purchase warrant (a “Warrant”).

4.3	Each Warrant that comprises the First Units shall entitle Teck to purchase one Share for a period of 24 months from the date of issue of the First Units at the price per common share equal to $0.60. The terms and conditions which govern the Warrants will be referred to on the certificates representing the Warrants, the terms of such certificates to be acceptable to Teck, acting reasonably, and will contain, among other things, anti-dilution provisions similar in substance to those set out in Schedule D.

4.4	Each Warrant that comprises the Second Units contemplated in §5.2 shall be exercisable for a period of 24 months from the date of issue of the Second Units at a price per share equal to $0.75.

4.5	Teck hereby directs Trio to prepare share certificates evidencing the Trio Shares and Warrants in the name of Teck Resources Limited and deliver the same to Teck Resources Limited at 3300-550 Burrard Street, Vancouver, B.C., Canada V6C 0B3 to the attention of the Corporate Secretary.

4.6	Nothing in this Agreement shall limit Teck rights to purchase or otherwise acquire common shares or other securities of Trio.

4.7	Teck represents, warrants and covenants to Trio as at the date hereof and as at the Closing Date that:

(a)	it is acquiring the Shares, the Warrants and any common shares issuable upon exercise of the Warrants (collectively, the “Securities”) for its own account and for investment purposes and not with a view to any resale or other disposition in violation of applicable securities laws;

(b)	it has no present contract, undertaking, arrangement or agreement to sell, transfer or grant any participation to any other Person with respect to the Securities;

(c)	it understands and acknowledges that the Securities have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”) or the securities laws of any state in the United States, and that the issuance of the Securities to it is being effected pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act. The Shares and the Warrants issued pursuant hereto and any common shares issuable upon exercise of the Warrants will be “restricted securities” as defined in Rule 144 under the U.S. Securities Act and will be subject to transfer and selling restrictions in the United States and elsewhere;

(d)	it further understands and acknowledges that the Securities may not be offered, resold or otherwise transferred within the United States or to, or for the account or benefit of, a U.S. Person, except pursuant to an exemption from the registration requirements of the U.S. Securities Act and the securities laws of the applicable states of the United States; and, if requested by Trio, has therefor furnished to the Company an opinion of counsel of recognized standing in form and substance reasonably satisfactory to the Company to such effect, or the sale is to an Accredited Investor (within the meaning of Regulation D under the U.S. Securities Act) and a purchaser’s letter, in form reasonably satisfactory to Trio, containing representations, warranties and agreements substantially similar to those contained herein is executed by the subsequent purchaser and delivered to Trio prior to the sale; and in compliance with all applicable securities laws of the states of the United States, the provinces of Canada, and other jurisdictions;

(e)	it understands and acknowledges that upon the original issuance of the Securities, and until such time as the same is no longer required for compliance with the applicable requirements of the U.S. Securities Act or applicable state securities laws, the certificates representing the Shares, the Warrants and any common shares issuable upon exercise of the Warrants, and all certificates issued in exchange therefor or in substitution thereof, shall bear on the face of such certificates substantially the following legend (the “U.S. Legend”):

“THE SECURITIES REPRESENTED HEREBY [AND ANY COMMON SHARES ISSUABLE UPON EXERCISE HEREOF] HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THESE SECURITIES[, ANY COMMON SHARES ISSUABLE UPON EXERCISE OF THIS SECURITY] NOR ANY INTEREST OR PARTICIPATION HEREIN OR THEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER AGREES FOR THE BENEFIT OF TRIO RESOURCES, INC. (“TRIO”) NOT TO OFFER, SELL OR OTHERWISE TRANSFER THESE SECURITIES PRIOR TO THE DATE PERMITTED BY RULE 144 UNDER THE U.S. SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO (THE “RESALE RESTRICTION TERMINATION DATE”), EXCEPT (A) TO TRIO OR ANY OF ITS SUBSIDIARIES, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN OFFSHORE TRANSACTIONS IN COMPLIANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT, (D) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (E) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE LAWS, AND, IN EACH CASE, SUBJECT TO COMPLIANCE WITH APPLICABLE STATE SECURITIES LAW, AND, PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) OR (E), SUBJECT TO TRIO’S RIGHT TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO IT IN RESPECT THEREOF.”

(f)	prior to any sale of Securities in the United States or to, or for the account or benefit of, a U.S. Person, Teck shall inform each purchaser thereof (a “U.S. Purchaser”) that such Securities have not been and will not be registered under the U.S. Securities Act and the securities laws of the applicable states of the United States, and are being offered and sold to such U.S. Purchasers in reliance upon an exemption from the registration requirements of the U.S. Securities Act;

(g)	it acknowledges that neither Trio nor any person representing Trio has made any representation to it with respect to us or the offering or sale of any Securities. It has had access to such financial and other information concerning Trio and the Securities as it has deemed necessary in connection with its decision to acquire any of the Securities, including an opportunity to ask questions of, and request information from, Trio;

(h)	it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Securities and is able, without impairing its financial condition, to hold such Securities for an indefinite period of time and to bear the economic risks of, and withstand a complete loss of, such investment;

(i)	it acknowledges that it has not purchased the Securities as a result of any General Solicitation or General Advertising within the meaning of Regulation D under the U.S. Securities Act, including any advertisement, article, notice, or other communication published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees were invited by General Solicitation or General Advertising;

(j)	it agrees that it will give to each person to whom it transfers Shares, Warrants or any common shares issuable upon exercise of the Warrants notice of any restrictions on transfer of such Securities;

(k)	if required by applicable securities legislation, regulatory policy or order or by any securities commission, stock exchange or other regulatory authority, it will execute, deliver and file and otherwise assist Trio in filing reports, questionnaires, undertakings and other documents with respect to the issue of the Securities;

(l)	it has been independently advised as to restrictions with respect to trading in the Securities imposed by applicable securities laws, confirms that no representation (written or oral) has been made to it by or on behalf of Trio with respect thereto other than as set forth herein, acknowledges that it is aware of the characteristics of the Shares, the risks relating to an investment therein and of the fact that it may not be able to resell the Shares except in accordance with limited exemptions under applicable securities laws and regulatory policy until expiry of the applicable restricted period and compliance with the other requirements of applicable law; and Teck further acknowledges that it has been advised to consult its own legal counsel in its jurisdiction of residence for full particulars of the resale restrictions applicable to it;

(m)	it acknowledges that Trio is not now a "reporting issuer" under the securities laws of any province or territory in Canada, that Trio has no obligation to become a reporting issuer and that there is no guarantee that it will become a reporting issuer in the future; and Teck further acknowledges that as a result of Trio not being a reporting issuer the Securities will be subject to an indefinite "restricted period" under applicable Canadian securities laws of four months and a day from the later of the date of the issuance of the applicable Units and the date Trio becomes a reporting issuer under the securities laws of any province or territory of Canada, during which time Teck may not trade the Securities without filing a prospectus or being able to rely on one of the limited exemptions from the requirement to file a prospectus under applicable securities laws, and Teck acknowledges that the certificate representing the Securities will bear the following legend:

"Unless permitted under securities legislation, the holder of this security must not trade the security before the date that is four months and a day after the later of (i) September 26, 2013, and (ii) the date the issuer became a reporting issuer in any province or territory.";

(n)	it has not received or been provided with, nor has it requested, nor does it have any need to receive, any offering memorandum, any prospectus, sales or advertising literature, or any other document (other than an annual report, annual information form, interim report, information circular or any other continuous disclosure document, the content of which is prescribed by statute or regulation) describing or purporting to describe the business and affairs of Trio which has been prepared for delivery to, and review by, prospective purchasers in order to assist them in making an investment decision in respect of the Units;

(o)	it has not become aware of any advertisement in printed media of general and regular paid circulation (or other printed public media), radio, television or telecommunications or other form of advertisement (including electronic display and the internet) with respect to the distribution of the Units;

(p)	it understands that the Units are being offered for sale only on a "private placement" basis and that the sale and delivery of the Units is conditional upon such sale being exempt from the requirements as to the filing of a prospectus or delivery of an offering memorandum or upon the issuance of such orders, consents or approvals as may be required to permit such sale without the requirement of filing a prospectus or delivering an offering memorandum and, as a consequence (i) Teck is restricted from using most of the civil remedies available under securities legislation, (ii) Teck may not receive information that would otherwise be required to be provided to it under securities legislation, and (iii) Trio is relieved from certain obligations that would otherwise apply under securities legislation;

(q)	it acknowledges that:

(i)	no securities commission or similar regulatory authority has reviewed or passed on the merits of the Securities;

(ii)	there is no government or other insurance covering the Securities;

(iii)	there are risks associated with the purchase of the Securities;

(iv)	there are restrictions on Teck's ability to resell the Securities and it is the responsibility of Teck to find out what those restrictions are and to comply with them before selling the Securities;

(v)	Trio has advised Teck that Trio is relying on an exemption from the requirements to provide Teck with a prospectus under the Securities Act (British Columbia) and other applicable securities laws and, as a consequence of acquiring securities pursuant to this exemption, certain protections, rights and remedies provided by the Securities Act (British Columbia) and other applicable securities laws, including statutory rights of rescission or damages, will not be available to Teck; and

(vi)	the certificate representing the Securities will be endorsed with a legend stating that the Securities will be subject to restrictions on resale in accordance with applicable securities legislation;

(r)	if required by applicable securities legislation, regulations, rules, policies or orders or by any securities commission, stock exchange or other regulatory authority, Teck will, at no cost to Teck, execute, deliver, file and otherwise assist Trio in filing, such reports, undertakings and other documents reasonably requested by Trio with respect to the issue of the Units including, without limitation, this Agreement;

(s)	no person has made to Teck (or any person on whose behalf Teck is contracting) any written or oral representations (i) that any person will resell or repurchase the Securities (except in accordance with the articles of Trio), or (ii) that any person will refund the purchase price of the Securities, or (iii) as to the future price or value of the Securities, or (iv) as to any of the Securities being issued pursuant to this Agreement being listed on any stock exchange; and

(t)	it understands that Trio will rely upon the truth and accuracy of the foregoing acknowledgements, representations and agreements in determining its eligibility to acquire the Securities, and it agrees that, if any of the acknowledgements, representations and agreements made by it, or deemed to have been made by it by its purchase of the Securities, is no longer accurate prior to the Closing Date, it shall promptly notify Trio.

5.	The Option

5.1	Subject to the terms as hereinafter provided, Teck hereby grants to Trio the sole, exclusive and irrevocable right and option (the “Option”) to earn, subject to Teck’s Back-in Right and the NSR royalty reserved out of the grant as contemplated in §9, which rights and royalty are hereby reserved from the Option, the Teck Interest.

5.2	Trio may exercise the Option by:

(a)	incurring an aggregate $1,500,000 in Expenditures (as defined in §7) as follows:

On or Before	Cumulative Expenditures
September 30, 2014	$300,000
September 30, 2015	$1,000,000
September 30, 2016	$1,500,000

The Expenditure of $300,000 due to be incurred on or before September  30, 2014 is a commitment, whereas the balance of the Expenditures are optional; and

(b)	issuing and delivering to Teck a further 25,000 Units (the “Second Units”) on completion of the Expenditures necessary to exercising the Option.

5.3	Upon Trio expending an aggregate of $1,500,000 in Expenditures and satisfying the other obligations under §5.2, Trio shall forthwith provide Teck Notice (the “Option Expenditure Notice”), which shall include a statement in reasonable detail evidencing such Expenditures and a technical report on the results obtained from such Expenditures.

5.4	On the date on which the Option Expenditure Notice has been delivered, Trio will have exercised the Option and earned the Teck Interest subject to the Back-in Right and NSR royalty contemplated in §9. As of such date, the Property shall be held in trust by Teck for Trio and, forthwith upon Trio exercising the Option unless Teck delivers the Back-in Notice, Teck will forthwith take all necessary steps to transfer registered title to Trio.

6.	Deficiencies in Expenditures

6.1	If Trio has not incurred the requisite Expenditures as contemplated in §5.2, Trio may pay in cash to Teck, within 30 days of the listed due date, the amount of the deficiency and such amount shall thereupon be deemed to have been Expenditures duly and timely incurred by Trio.

7.	Expenditures Defined

7.1	The term “Expenditures” means:

(a)	all costs, expenses, charges and outlays, direct and indirect, incurred:

(i)	by Trio during the term of the Option and the Extended Period; and

(ii)	by Teck, from the date Teck invokes the Back-in Right on the Property until the earlier of the termination of the Back-in Right or formation of a Joint Venture;

on or in respect of the Property, including, without limiting generality, all on-site costs, costs for prospecting, claim staking, property payments, any payments to holders of surface rights, taxes, mapping, surveying, permitting, geochemical surveys, geophysical surveys, sampling, assaying, trenching, drilling, geochemical analyses, road building, drill site preparation, drafting, report writing, metallurgical testing, metallurgical and economic studies, reclamation and all other project expenditures; and

(b)	a charge of 10% of all Expenditures incurred under §7.1(a) in lieu of any fees for administrative services, head office overhead, use of the corporate infrastructure, and other general services provided by Trio during the term of the Option and Extended Period and by Teck during the term of the Back-in Right, including but not limited to costs for officers and their expenses, secretarial work, legal, accounting, human resources, taxes, payroll, data processing, employee benefit administration, office rents, office supplies, and other expenditures made for the benefit of the exploration work, which shall not be charged directly in §7.1(a) above.

8.	Extended Period

8.1	Upon delivering the Option Expenditure Notice, Trio will hold and manage the Property and may carry out and sole fund such further exploration work on the Property until the earlier of the date Teck gives Notice under §14.1 that it wishes to exercise the Back-in Right and the date the Back-in Right expires as contemplated in §14.1 (the “Extended Period”).

9.	Reservation of Back-in Right and NSR

9.1	Teck reserves unto itself the right (the “Back-in Right”) to earn back 65% of the interest in the Property which Trio earned by exercising the Option, under the terms set out in §14 and §15.

9.2	Teck also reserves unto itself, but subject to §14.5, a 2% net smelter returns royalty (the “NSR”) on the Property. The NSR is defined and is to be calculated and paid as set out in Schedule B and Trio will register the NSR against title and Teck covenants to provide reasonable assistance to Trio in effecting the registration. Teck’s right to the NSR terminates on its exercise of the Back-in Right.

10.	Holding of Property

10.1	The Property shall be held pursuant to the provisions of this Agreement. Promptly following Trio’s delivery of the Option Expenditure Notice, Teck will transfer title to the Property to Trio and cooperate in obtaining all required consents from the Ontario Ministry of Northern Development and Mines.

10.2	If any title to the Property is held by Trio at that date, Trio will, promptly following Teck’s delivery of the Back-in Notice, transfer title to the Property, as it is then comprised, to Teck. During the term of the Back-in Right Teck shall hold title to the Property in trust for the parties under this Agreement. If the Back-in Right expires unexercised, Teck shall, if it holds title to the Property, promptly transfer to Trio all right, title and interest in and to the Property, subject only to the NSR reserved to Teck under §9.1.

11.	Termination Prior to Exercise of Option

11.1	Trio may, on Notice to Teck at any time before exercising the Option, terminate this Agreement so long as it is not in default of any of its obligations under this Agreement. Further, this Agreement shall terminate if Trio fails to issue the Second Units contemplated in §5.2 or if Trio fails to make the requisite Expenditures as set forth in §5.2, unless Trio pays the amount of any deficiency under § 6.1. On termination, this Agreement shall be of no further force or effect and Trio shall have no interest in the Property; provided, however, that Trio shall satisfy any liabilities which are due or accruing due on the date of termination arising from its operations on or in respect of the Property and Trio shall:

(a)	leave the Property in good standing with respect to work commitments, the filing of assessment work and paying of rental fees for a period of 90 days from the date of termination;

(b)	leave the Property free and clear of all liens, charges and encumbrances arising from operations hereunder (except for taxes not yet due, other inchoate liens and liens contested in good faith by Trio) and in good standing with respect to all applicable environmental, safety and other statutory rules, regulations and orders arising from or applicable to work done on the Property by Trio; and

(c)	deliver to Teck, within 60 days of a written request made by Teck, a comprehensive report on all work carried out by Trio on the Property (limited to factual matters only), together with all drill cores, assay samples, copies of all maps, drill logs, assay results and other factual technical data compiled by Trio with respect to the Property which were not previously delivered to Teck.

12.	Technical Committee

12.1	The parties shall, as soon as practicable after signing this Agreement, establish a committee (the “Technical Committee”) to serve as a forum through which all parties can participate in the design of work plans and budgets (“Program”) for the Property and to review Program results from time to time. The Technical Committee shall remain constituted until the earlier of the formation of a Joint Venture or the termination of this Agreement. A party shall be entitled to representation on the Technical Committee and may be represented by such individuals that party considers appropriate for the subject matter of discussion at the meetings and the nature of the Program to be considered. Without limiting generality, the Technical Committee shall:

(a)	evaluate the results of Program work; and

(b)	evaluate and comment upon:

(i)	the scope, budget and timing of proposed Programs including all alternative suggestions or proposals of Technical Committee members; and

(ii)	any proposed acquisitions and proposed terms of acquisition.

12.2	The Technical Committee’s role is advisory only and is not intended to impede or obstruct Program approval or exploration activities. Final approval of Programs shall rest with Trio during the Option term and Extended Period, and with Teck during the period it is exercising the Back-in Right.

12.3	Meetings shall be held on not less than seven days’ Notice from Trio or Teck and shall be held not less frequently than annually unless otherwise agreed by all parties. If both parties are in attendance their members may waive in writing the giving of Notice for any meeting, either before or after the meeting.

13.	Trio’s Rights and Obligations

13.1	During the currency of the Option and Extended Period, Trio and its employees, agents and contractors shall have the right and option, as between Trio and Teck, to:

(a)	enter upon the Property;

(b)	have exclusive and quiet possession thereof;

(c)	have the exclusive right to do such prospecting, exploration, development or other mining work thereon and thereunder as Trio in its sole discretion may consider advisable and including, without limitations, the removal of ores, minerals and metals from the Property but only for the purpose of testing; and

(d)	have the exclusive right to bring upon and erect upon the Property such facilities and workings (whether fixed or moveable) as Trio may consider advisable.

13.2	During the currency of the Option and Extended Period, Trio shall have full right, power and authority to do everything necessary or desirable to carry out a Work Program on the Property and to determine the manner of exploration and development of the Property and, without limiting the generality of the foregoing, the right, power and authority, to:

(a)	regulate access to the Property, subject only to the right of Teck and its representatives to have access to the Property at all reasonable times for the purpose of inspecting work being done thereon but at its own risk and expense;

(b)	employ and engage such employees, agents and independent contractors as it may consider necessary or advisable to carry out its duties and obligations hereunder and in this connection to delegate any of its powers and rights to perform its duties and obligations hereunder but Trio shall not enter into contractual relationships except on terms which are commercially competitive;

(c)	execute all documents, deeds and instruments, do or cause to be done all such acts and things and give all such assurances as may be necessary to ensure that Trio maintains good and valid title to the Property; and

(d)	conduct such title examinations and cure such title defects as may be advisable in the reasonable judgment of Trio.

13.3	During the currency of the Option and Extended Period, Trio shall, prior to March 1 of each year beginning in 2014, deliver to Teck a statement showing in reasonable detail the Expenditures incurred by Trio during the 12-month period ending December 31 and the aggregate Expenditures incurred to the end of such period. Teck shall have 30 days from the time of receipt of such statement to request that Trio’s independent external auditors review the accounts and provide their audit opinion to Teck as to the correctness of the statement, and:

(a)	the audit opinion shall be final and determinative of the amount of Expenditures incurred for the audited period; provided that, if such audit opinion discloses a deficiency in the amount of Expenditures required to be incurred to maintain its Option in good standing, Trio may pay to Teck the amount of such deficiency within 15 days following receipt of Notice of such audited results, whereupon such amount shall be deemed to have been Expenditures incurred during the audited period; and

(b)	the costs of the audit opinion shall be borne by Trio if Trio’s statement overstated Expenditures by more than 3% and shall otherwise be borne by Teck.

If Teck does not, within the above 30-day period, request that Trio’s independent external auditors provide their audit opinion then such statement shall be deemed to be correct and unimpeachable thereafter.

13.4	During the currency of the Option and Extended Period, Trio shall assume all obligations and liabilities associated with the Property, and in connection therewith Trio shall:

(a)	keep title to the Property in good standing;

(b)	keep the Property free and clear of all liens, charges and encumbrances arising from its operations hereunder (except liens for taxes not yet due, other inchoate liens and liens contested in good faith by Trio) and shall proceed with all diligence to contest and discharge any such lien that is filed and shall keep the Property in good standing by paying all taxes and doing all necessary exploration work and all other acts and things which may be necessary in that regard;

(c)	permit Teck, or its representatives duly authorized by it in writing, at its own risk and expense, access to the Property at all reasonable times and access to all factual records in the possession of Trio, its servants and agents in connection with work done on or with respect to the Property;

(d)	furnish Teck with annual reports by March 1 of each year during the conduct of the work carried out by Trio on or with respect to the Property and results obtained, together with regular progress updates (not less than quarterly), during periods of active work, on the status of exploration;

(e)	conduct all work on or with respect to the Property in a manner consistent with good exploration, engineering and mining practices and in compliance with all applicable laws, rules, orders and regulations;

(f)	be responsible for providing worker’s compensation coverage for its personnel;

(g)	arrange and pay for with an insurer in a form acceptable to Teck:

(i)	comprehensive general insurance policies with coverage of at least $5.0 million;

(ii)	if helicopter or fixed wing aircraft are used in performance of the work contemplated by this Agreement, policies pertaining to aircraft liability (having a limit of not less than $1.5 million per seat inclusive for any one accident or occurrence; and insuring against claims for personal injury including death) and hull coverage should be included;

(iii)	automobile liability insurance, having a limit of not less than $3 million inclusive for any one occurrence, and insuring against claims for bodily injury, including death, and for property damage arising out of the use of Trio’s owned, leased and non-owned vehicles for the performance of any activities under this Agreement;

(iv)	promptly furnish a Certificate of Insurance, to Teck c/o Teck Resources Limited’s Director, Risk and Global Insurance at the Canadian address as stated in §36.1, as proof of insurance in accordance with §13.4(g)(i);

(v)	the certificate of insurance under §13.4(g)(i) shall:

A.	confirm that Teck and its directors, officers, employees and agents are considered “additional insureds” under that policy with respect to the activities of Trio, their agents, contractors, licensees and invitees on or in respect of the Property;

B.	contain a waiver of subrogation in favour of Teck and its affiliates and their directors, employees, agents, contractors, licensees and invitees; and

C.	confirm that the insurer shall provide Teck with at least 30 days notice of variation, cancellation or termination of the coverage; and

(vi)	pay the full deductible amounts if there is a claim against any policy of insurance to be provided by Trio under §13.4(g) of this Agreement.

13.5	During the Option term and Extended Period, Trio shall:

(a)	not bring contaminants onto the Property except as required by standard industry practice in connection with the work being done on the Property and then to handle any such contaminants in a safe and proper manner;

(b)	at all times retain any and all liabilities arising from the handling, treatment, storage, transportation or disposal of environmental or similar contaminants on or near the Property by Trio or by any of Trio’s contractors or agents; and

(c)	at its sole cost and expense, remove or take remedial action with regard to any materials released by Trio or its contractors and agents, into the environment at, on or near the Property for which any removal or remedial action is required pursuant to any law, regulation, order or governmental action, whether enacted, made or declared in force before or after the date hereof, provided that:

(i)	no such removal or remedial action shall be taken except after reasonable advance Notice has been given to Teck; and

(ii)	any such removal or remedial action shall be undertaken in a manner so as to minimize any impact to the Property;

so that at the time this Agreement terminates or Teck elects to exercise its Back-in Right, the Property and Trio’s work on the Property are compliant with all laws, including without limitation, environmental laws.

13.6	During the Option term and Extended Period, prior to Teck electing to exercise its Back-in Right or prior to the expiry of the time for making its election thereof, Trio:

(a)	may not abandon any all or any portion of the Property without first obtaining Teck’s written approval, and if Teck does not provide such approval then Trio shall transfer said portion to Teck, with its tenure in at least 90 days good standing, at no cost to Teck;

(b)	shall not without Teck’s prior written consent, commence a work program for the preparation of a Feasibility Study on the Property, it being acknowledged that this section does not restrict Trio from carrying out pre-feasibility studies or preparing other technical reports; and

(c)	shall not without Teck’s written consent, place the Property into commercial production or commence development of the Property as a mine or make any financing commitments in anticipation thereof.

14.	Back-in Election by Teck

14.1	Teck may, at any time, elect to exercise the Back-in Right by delivering Notice (the “Back-in Notice”) to Trio that it wishes to elect to exercise its Back-in Right. The Back-in Right will expire 60 days after delivery of a pre-feasibility study for the Property that is a “technical report” as defined in National Instrument 43-101 unless an earlier election to exercise the Back-in Right is made by Teck. .If Teck elects to exercise the Back-in Right before Trio has exercised the Option, Trio will be deemed to have exercised the Option for the Expenditures it had actually incurred to the date of Teck’s election.

14.2	Upon the election to exercise the Back-in Right, Teck may earn a 65% interest in the Property by incurring optional Expenditures equal to two times Trio’s Expenditures to the date of Teck’s Notice under 14.1, or completing a Feasibility Study, as defined in §22.2, for the Property (the “Back-in Requirement”), within five years of the election of the Back-in Right.

14.3	Subject to earlier termination hereunder, Teck shall have exercised its Back-in Right on the earlier of the date (the “Earn-back Date”) that it has completed the Expenditure requirements under §14.2 and delivered Notice thereof to Trio or delivered the Feasibility Study contemplated in §14.2. On the Earn-back Date, Teck’s rights to the NSR contemplated in §9.2 shall be extinguished.

14.4	If prior to the fifth anniversary of the delivery of notice under §14.1 Teck has not satisfied the Back-in Requirement under §14, the Back-in Right shall terminate unless Teck pays, in cash, to Trio, within 30 days, the amount of the deficiency and such amount shall thereupon be deemed to have been Expenditures duly and timely incurred by Teck.

14.5	At any time after Teck elects to exercise its Back-in Right and prior to earning the 65% interest in the Property, Teck may elect to terminate the Back-in Right by giving Notice to Trio. Upon the effective date of such termination, the Property shall be owned by Trio as to a 100% interest, free of any claim of Teck other than the NSR reserved under §9.2. On termination of the Back-in Right, Teck shall have the same obligations, mutatis mutandis, as did Trio under §11.1(a) and §11.1(c) during the Option period.

15.	Teck’s Right of Entry and Obligations Prior to Formation of Joint Venture

15.1	If Teck gives Notice under §14.1 of its election to invoke its Back-in Right to the Property then Teck shall, prior to the earlier of the termination of the Back-in Right and the formation of the Joint Venture under §16.1, have the right and option, as between Trio and Teck, to:

(a)	enter upon the Property;

(b)	have exclusive and quiet possession thereof;

(c)	have the exclusive right to do such prospecting, exploration, development or other mining work thereon and thereunder as Teck in its sole discretion may consider advisable including, without limitation, the removal of ores, minerals and metals from the Property but only for the purpose of testing; and

(d)	have the exclusive right to bring and erect upon, and remove from, the Property such facilities and workings (whether fixed or moveable) as Teck may consider advisable.

15.2	If Teck elects to invoke its Back-in Right it shall, by March 1 in each year prior to the earlier of the termination of the Back-in Right and the formation of the Joint Venture, deliver to Trio a statement showing in reasonable detail the Expenditures incurred by Teck for the 12-month period ending December 31 and the aggregate Expenditures incurred by Teck to the end of such period. Trio shall have the same audit rights with respect to such statement as did Teck under §13.3.

15.3	During the currency of the Back-in Right, Teck shall assume all obligations and liabilities associated with any leases, licenses and authorizations in relation to the Property, and in connection therewith Teck shall have the same rights and obligations as did Trio under §13.4(a) through §13.4(f) and §13.5 during the Option term.

Joint Venture Terms

The following §16 through §28 apply to the Joint Venture.

16.	Formation, Funding and Dilution of the Joint Venture

16.1	A joint venture (the “Joint Venture”) shall automatically be deemed to be formed on the Earn-back Date (the “Participation Date”), to further explore and, if warranted, develop the Property, with the parties’ initial Joint Venture interests being 65% Teck and 35% Trio.

16.2	From the formation of the Joint Venture, each party shall be liable for its pro-rata share of Costs and liabilities in accordance with its interest in the Joint Venture. Upon payment for Costs incurred by the Operator under the Joint Venture, a party contributing to those Costs shall be entitled to all tax benefits with respect thereto.

16.3	On the Participation Date, the total initial deemed Costs (“TDC”) for the purposes of the Joint Venture shall be equal to the sum of the Expenditures incurred under this Agreement by Teck to exercise the Back-in Right. Teck’s initial deemed Costs shall be 65% multiplied by the TDC and Trio’s initial deemed Costs shall be 35% multiplied by the TDC.

16.4	Subsequent to the Participation Date, the respective interests of the parties shall be determined from time to time as being equal to the product obtained by:

(a)	multiplying 100% by;

(b)	the respective party’s TDC plus the amount of the respective party’s contributions to Costs subsequent to the Participation Date; and

(c)	dividing by the TDC plus the amount of all contributions to Costs made subsequent to the Participation Date by all parties.

17.	Management Committee

17.1	Upon the formation of the Joint Venture, a management committee (the “Management Committee”) shall be formed to manage all exploration, development and operating programs on the Property with Trio and Teck each having two representatives. Decisions will be made by simple majority vote based on the parties’ percentage interests in the Joint Venture and each party’s representatives shall have a collective vote equal to the interest held by the party they represent.

17.2	Notwithstanding any other term of this Agreement, the Operator shall not take any of the following actions without obtaining the approval of members of the Management Committee holding at least a 67% interest in the Joint Venture:

(a)	create, or permit to remain, any material liens, upon any asset of the Joint Venture, except for any liens which are customary in the circumstances of a mining joint venture (it being acknowledged, for greater certainty, that this §17.2(a) shall not prevent a party from creating a lien on its interest as is otherwise provided for elsewhere in this Agreement);

(b)	settle any suit, claim or demand with respect to the Joint Venture involving an amount in excess of $1,000,000 (it being acknowledged, for greater certainty, that this §17.2(b) shall not prevent a party from settling a suit, claim or demand on its own behalf if the other party does not wish to join in);

(c)	abandon, sell or otherwise dispose of any asset of the Joint Venture having a net book value greater than $500,000 or, if related to normal business operations, a net book value greater than $1,000,000 unless provided for in an approved Work Program or plan budget; or

(d)	after the commencement of commercial production, any expansion of the mine from that contemplated in the approved Feasibility Study or production plan.

18.	Operator

18.1	Except as otherwise specifically provided for herein to the contrary, Teck shall be the initial operator (the “Operator”) of all work programs on the Property, and shall remain as Operator so long as Teck holds the single largest interest in the Joint Venture. In the event Teck does not hold the single largest interest in the Joint Venture, the party holding the single largest interest in the Joint Venture from time to time shall be entitled to the Operator of all work programs on the Property. The Operator will be responsible for the daily direction of exploration, development and mining activities which it carries out on behalf of the Joint Venture and, in connection therewith, will have the same rights and obligations as Trio had under §13.4(a) through §13.4(f) and §13.5.

19.	Costs Defined

19.1	“Costs” means:

(a)	all costs, expenses, charges and outlays, direct and indirect, made or incurred by the Operator on or in respect of the Property after the formation of the Joint Venture; and

(b)	an Operator’s fee as follows:

(i)	a fee of 10% of all costs, expenses, changes and outlays under §19.1(a) incurred during the Joint Venture exploration period (i.e., prior to a Production Decision); and

(ii)	a fee of 3% of costs incurred after a Production Decision is made for the Property.

This fee is intended as a reimbursement of the costs of the time incurred by head office management, administration and support functions in respect of approval of Work Programs, which is not billed as cost under §19.1(a). This fee shall not be subject to audit but may be reviewed by the parties from time to time.

20.	Exploration Programs

20.1	Prior to a Production Decision, the Operator shall propose draft work programs by February 28 of each year for Management Committee approval and shall carry out approved work programs and budgets (“Work Programs”). Any Feasibility Study (as defined in §22.2) shall be prepared under a separate Work Program and shall be for such term as the Operator feels is appropriate for the completion of such Feasibility Study.

20.2	Each party may, within 60 days of Management Committee approval, elect to contribute its proportionate share of the Costs required to conduct each Work Program. If a party (a “Non-Contributor”) elects or is deemed to have elected not to contribute its proportionate share of a Work Program, the other party (a “Contributor”) that has elected to contribute its proportionate share of the Work Program may give Notice to the Operator and the Non-Contributor stating that it will contribute, in addition to its own proportionate share, the proportionate share of the Non-Contributor.

20.3	Prior to a Production Decision, if a party elects not to contribute its pro-rata share of Costs of a Work Program or Feasibility Study, the other parties may contribute such shortfall pro-rata to their interests and if another party contributes to the shortfall thereby created, the interests of the parties shall be adjusted according to §16.4 so that each party holds an interest in the Joint Venture proportionate to its deemed and actual contributions. However, if any Work Program is completed with less than 80% of the budgeted Costs having been incurred, the non-contributing party may contribute, within 30 days of completion of the Work Program, its proportionate share of the actual Costs incurred and thereby maintain its interest.

20.4	Subject to §21.1, the Operator will not proceed with any Work Program which is not fully subscribed. If the parties fully subscribe to a Work Program, the Operator will proceed with such Work Program.

20.5	If any party dilutes its interest to less than 10% in the Joint Venture, its interest shall then be automatically converted to a royalty of 5% net profit interest on the Property (the “NPI Royalty”), as further defined in Schedule C and except for the NPI Royalty it will cease to have any further rights, title or interest under this Agreement.

20.6	The Operator may invoice for exploration Costs incurred or to cash call reasonably in advance of requirements. If a party has elected to contribute to a Work Program and does not pay the amount invoiced for said Work Program within 30 days, the Operator may demand payment. If a written demand is made as aforesaid, it shall contain a reminder to the party upon which demand is being made that its interests under this Agreement will be converted to a NPI Royalty if payment of its proportionate share is not made as demanded. If payment is not made within 30 days of demand, the other party may elect to advance the amount of the defaulted payment and the defaulting party shall be deemed to have assigned and conveyed its interest to the other party, or parties as the case may be, and in consideration therefor the defaulting party will be entitled to receive a NPI Royalty capped at such party’s actual contributions to Expenditures and Costs hereunder. The remaining parties shall apportion the assigning party’s deemed Costs amongst them pro rata to their interests and adjust their interests according to §16.4.

21.	Mandatory Program

21.1	If, in any year prior to a Production Decision, there is no approved Work Program and circumstances are such that the Operator must incur Costs in order to maintain tenure to the Property, to satisfy contractual obligations or obligations imposed by law or to prevent waste or protect life and property, the Operator shall be entitled to propose a program (the “Mandatory Program”) of Costs to maintain tenure to the Property, to satisfy contractual obligations that have been entered into as the result of a previously approved Work Program and to satisfy obligations imposed by law or to prevent waste or protect life and property. The Mandatory Program shall be deemed to be approved if proposed by the Operator in good faith, and each of the parties shall be obligated to contribute its proportionate share of Costs provided that if the non-Operator’s proportionate share of Costs is in excess of $500,000 and the non-Operator does not have sufficient cash on hand and it wishes to retain its interest, it will give Notice thereof to the Operator within 30 days, whereupon the Operator may elect to advance the amount of the defaulted payment. Notwithstanding the foregoing, if payment is not made within 30 days of written demand, which written demand may be made 30 days after an invoice has been given to a party, the other party may elect to advance the amount of the defaulted payment. The defaulting party shall then have 365 days to reimburse the party that advanced the amount of the defaulted payment, with interest at the “Prime Rate” plus 4% per annum, as defined in §4.01(h) of Schedule C. Should such reimbursement not be made by such date the defaulting party shall be deemed to have assigned and conveyed its interest to the other party, or parties as the case may be, and in consideration therefore the defaulting party will be entitled to receive a NPI Royalty capped at such party’s actual contributions to Expenditures and Costs hereunder. The remaining parties shall apportion the assigning party’s deemed Costs amongst them pro rata to their interests and adjust their interests according to §16.4. If a written demand is made as aforesaid, it shall contain a reminder to the party upon which demand is being made that its interests under this Agreement will be converted to the NPI Royalty if payment of its proportionate share is not made as demanded.

22.	Feasibility Study

22.1	The Management Committee may direct the Operator to prepare a Feasibility Study, as herein defined, as a separate Work Program. The Feasibility Study is to be in a form which the Operator, acting reasonably and in good faith, considers suitable for each of the parties to present to a lender in an application for production financing for their respective shares of mine construction Costs if the Feasibility Study was assumed to be positive and a production decision was assumed could be made.

22.2	“Feasibility Study” means a study prepared pursuant to this Agreement and addressed to the parties to the Joint Venture that addresses the requirements of the definition of “feasibility study” contained in National Instrument 43-101 (or similar, amended, successor or replacement instruments in place from time to time) and that shows the feasibility of placing the Property or part thereof into commercial production. Any Feasibility Study prepared pursuant to this Agreement shall contain the geological, engineering, operating, economic and other factors which the Operator considers relevant, in sufficient detail to provide a comprehensive analysis of the economic and technical viability of constructing and operating a mine on the Property. The Feasibility Study shall examine the following matters: ore reserves; mining methods; metallurgy and processing (including metal recovery); environment; tailings and waste disposal; capital and operating cost estimates; manpower; social and community affairs; transportation methods and costs; marketing; project financing alternatives; a sensitivity analysis; such other matters as the Operator considers appropriate. The Feasibility Study shall include at least the following information:

(a)	a description of that part of the Property to be covered by the proposed mine;

(b)	the estimated recoverable reserves of minerals and the estimated composition and content thereof;

(c)	the proposed procedure for development, mining and production;

(d)	results of ore amenability tests;

(e)	the nature and extent of the facilities proposed to be acquired which may include mill facilities, if the size, extent and location of the ore body makes such mill facilities feasible, in which event the study shall also include a preliminary design for such mill;

(f)	the total costs, including capital budget, which are reasonably required to purchase, construct and install all structures, machinery and equipment required for the proposed mine, including a schedule of timing of such requirements;

(g)	all environmental impact studies and costs;

(h)	the period in which it is proposed the Property shall be brought to commercial production;

(i)	such other data and information as are reasonably necessary to substantiate the existence of an ore deposit of sufficient size and grade to justify development of a mine, taking into account relevant business, tax and other economic considerations; and

(j)	working capital requirements for the initial four months of operation of the Property as a mine or such longer period as may be reasonably justified in the circumstances.

23.	Production Decision and Funding

23.1	The Management Committee shall not meet to consider a Feasibility Study any sooner than 60 days after it was delivered to each party, unless the parties agree to an earlier meeting. Any decision to place the Property into production is to be based on a production plan approved by the Management Committee and based on an approved Feasibility Study with such modifications, if any, as the Management Committee considers necessary or desirable.

23.2	The Management Committee may approve a production plan based on the Feasibility Study (including a mine construction Cost estimate, with reasonable allowance for contingencies, which the Management Committee considers necessary to implement the production plan, together with a schedule of advances which the parties shall be required to make in respect of Costs required to construct and to operate the mine) and the giving of a Notice to each of the parties that a decision has been made to construct a mine on the Property (a “Production Decision”).

23.3	Each party may, by Notice within 90 days of receipt of Notice of a Production Decision, elect to participate in placing the Property into production by committing to contribute its proportionate share of the Costs required to construct and to operate the mine in proportion to its interest, or some lesser share but at least 10%. If a party so elects to contribute, it shall be deemed to hold an interest equivalent to that percentage which it elected to contribute. If a party elects not to contribute at least a 10% share, it shall be deemed to have assigned and conveyed its interest to the other party, or parties as the case may be, and in consideration therefore the party will be entitled to receive the NPI Royalty. If a party elects to fund some lesser share than its entire interest percentage, but at least 10%, the interest that was forgone in the election shall be deemed to have been assigned to the other party or parties (in the case of “parties”, proportionate to their then interests in the Joint Venture), for no consideration, if such other party or parties elect(s) to increase its/their contribution thereby. If elections have not been made within 120 days of receipt of Notice of a Production Decision to fully fund the mine construction Costs then the production plan shall be deemed withdrawn.

23.4	A party that elected to contribute to mine construction Costs as contemplated in §23.3 shall separately provide its share of mine construction Costs. Solely in order to secure loans to meet its contributions toward mine construction Costs, a party may pledge, mortgage, charge or otherwise encumber its interest provided that pledgee, mortgagee, or holder of the charge or encumbrance undertakes in writing with all of the parties that:

(a)	its security shall be held subject to this Agreement;

(b)	its remedies under that security shall be limited to the sale of the whole (but only the whole) of the encumbering party’s secured interest; and

(c)	its security and right of payment shall be subordinate to the terms of this Agreement.

24.	Mine Construction and Operations

24.1	A mine shall be constructed substantially in conformity with the production plan approved under §23.2, but subject to the right of the Management Committee to approve such reasonable variations in construction as it may deem advisable. Upon mine construction commencing the Operator shall provide monthly progress reports to the non-Operator.

24.2	Commencing with the completion date of mine construction, all mining operations shall be planned and conducted and all estimates, reports and statements shall be prepared and made on the basis of annual operating plans approved by the Management Committee. Operating plans will be decided by the Management Committee on a calendar year basis taking into reasonable account the views of the parties in respect of the operating plans with the intent that operating plans will be designed so that the mine is operated at production rates contemplated in the Feasibility Study but subject to the right of the Management Committee to approve such reasonable variations in production rates as it may deem advisable. If the Management Committee is deadlocked over the first or any subsequent operating plan, the operating plan proposed by the Operator will prevail provided the budget does not exceed the budget forecast for that year in the Feasibility Study, or a forecast subsequently unanimously approved by the Management Committee, plus 10%.

24.3	The Operator may invoice for mine construction Costs or mine operating Costs incurred or to cash call reasonably in advance of requirements. If a party does not pay the amount invoiced within 30 days, the Operator may demand payment. If payment is not made within 30 days of demand the other party may elect to pay all or a portion of the unpaid cost share of the defaulting party. If the other party advances such unpaid share, then it shall be entitled to recover the amount so paid, together with interest thereon from the date so paid at a per annum rate equal to Prime Rate plus 2%, calculated monthly. The party making the advance shall have a lien against the defaulting party’s interest and shall have:

(a)	the right to take possession of all or a portion of the defaulting party’s interest in the Property and to sell, or purchase, such interest to recover the amount of such default;

provided that

(b)	if the Property is in production the party making the advance will, in the interim of proceeding under §24.3(a) above, have a prior and a first right to receive, sell and retain the profits from the share of mineral products of the defaulting party until such party has received proceeds of a value equal to (after the costs of sale of the mineral products and costs of enforcement of the lien) the amount advanced, together with interest thereon at the rate specified.

25.	Suspension and Termination of Work

25.1	The Operator may and shall upon request made by the Management Committee, at any time after the completion date of mine construction, prepare its recommendations as to a suspension of the operating plan during periods of sustained, or anticipated sustained, negative operating cash flow in the opinion of the Operator acting reasonably. The Operator’s recommendation shall include a plan and budget (in this §25.1 called the “Mine Suspension Plan”), in reasonable detail, of the activities to be performed, and level of care and maintenance necessary, to maintain the assets and Property during the period of suspension and the Costs to be incurred and a schedule of advances which the participants will be required to make in respect of those Costs. The Management Committee may approve the Mine Suspension Plan with such changes as it deems necessary. If the Management Committee approves the Mine Suspension Plan the Operator shall suspend Work in accordance therewith and the participants shall be committed to contribute their proportionate share of the Costs incurred in connection therewith. If the Mine Suspension Plan contemplates a suspension of work for a definite time, the Management Committee may cause work to be resumed at any time upon the resolution of the issues which led to the need to suspend. If the Mine Suspension Plan contemplated an indefinite suspension of work, the Property and mine shall be maintained on a care and maintenance basis in accordance with annual plans and budgets presented by the Operator consistent with the Mine Suspension Plan approved by the Management Committee and each party shall be obligated to contribute its proportionate share of the Costs thereof as if these Costs were Mandatory Costs. If work is indefinitely suspended, work may only be resumed upon the provisions of §22 and §23 having been applied.

25.2	The Operator may, and shall upon request made by the Management Committee, at any time after the completion date of mine construction, prepare its recommendations as to the permanent termination of all operations. The Operator’s recommendation shall include a Plan and budget (in this §25.2 called the “Mine Closure Plan”), in reasonable detail, of the Work to be performed to close the mine and reclaim the Property in compliance with all laws and the Operator’s usual reclamation practices. If:

(a)	the Operator recommends a permanent termination based upon its bona fide conclusion that economic reserves at the Mine have been exhausted and the Property has insufficient potential to add sufficient new reserves to support operations, the Management Committee may, by Simple Majority; or

(b)	in any other case the Operator deems warranted, the Management Committee may, by unanimous approval approve the Mine Closure Plan with such changes as the Management Committee deems necessary.

25.3	If the Management Committee approves the Mine Closure Plan the Operator shall:

(a)	implement the Mine Closure Plan, as approved, whereupon the participants shall be committed to pay, in proportion to their respective interest, such Costs as may be required to implement that Mine Closure Plan, which payment shall be due and payable upon receipt of the Operator’s invoices either for advances on Costs, such advances not to be for amounts in excess of anticipated requirements for the next three months or for Costs incurred and to bear interest if not paid within 30 days from the date of the invoice until paid at the Prime Rate plus 4% per annum;

(b)	remove, sell and dispose of such mine and assets as may reasonably be removed and disposed of profitably and such other mine and assets as the Operator may be required to remove pursuant to applicable environmental and mining laws; and

(c)	sell, abandon or otherwise dispose of the Property, if to a participant or an affiliate then upon Management Committee approval with that participant not being entitled to vote;

provided that the disposal price for the mine and assets and the Property shall be the best price obtainable and, in any event, not less than any prices which the Management Committee has established approving the Mine Closure Plan and the net revenues, if any, from the removal and sale shall be credited to the participants in proportion to their respective interests.

25.4	If the Management Committee does not approve the Operator’s recommended Mine Closure Plan, the Operator shall maintain operations in accordance with the Mine Suspension Plan as approved pursuant to §25.1, but at the expense of those participants who voted against approval of the Mine Closure Plan.

26.	Abandonment of Property

26.1	If the Management Committee elects to abandon any mineral claim comprising the Property and any party (the “Contesting Party”) has voted against such abandonment, then each party shall be notified promptly of such abandonment at least 60 days prior to the anniversary of the recording date for the claim to be abandoned. If the Contesting Party, within 30 days of receiving a Notice of abandonment, notifies the Management Committee that the Contesting Party wishes to acquire the abandoned claim, then the parties shall cause a transfer of the claim to be abandoned to the Contesting Party as soon as practicable thereafter.

27.	Indemnification During Joint Venture

27.1	Subject to §27.2 and §27.4, following the formation of the Joint Venture, each party with a participating interest (for clarity this excludes a party who’s interest has been converted to an NPI Royalty) shall indemnify and save the Operator harmless from and against any loss, liability, claim, demand, damage, expense, injury and death, including legal fees, resulting from any act or omission of the Operator or its officers, employees or agents.

27.2	Notwithstanding §27.1, the Operator shall not be indemnified nor held harmless by any of the parties for any loss, liability, claim, demand, damage, expense, injury or death (including, without limiting the generality of the foregoing, legal fees) resulting from the negligence, fraud, dishonesty or wilful misconduct of the Operator or its officers, employees or agents.

27.3	An act or omission of the Operator or its officers, employees or agents done or omitted to be done:

(a)	at the direction, or within the scope of the direction, of the Management Committee; or

(b)	with the concurrence of the Management Committee; or

(c)	unilaterally and in good faith by the Operator to protect life or property;

shall be deemed not to be negligence or wilful misconduct provided that the Operator has otherwise performed its duties and obligations as contemplated in §18.1.

27.4	The obligation of the other parties to indemnify and save the Operator harmless pursuant to §27.1 shall be in proportion to their respective participating interest in the Joint Venture as at the date that the loss, liability, claim, demand, damage, expense, injury or death occurred or arose.

27.5	The Operator shall not be liable to any other party nor shall any party be liable to the Operator in contract, tort or otherwise for any special or consequential damages, including, without limiting the generality, loss of revenues or profits.

28.	Marketing Rights

28.1	A party contributing to mine construction Costs and mine operating Costs shall take, in kind, its proportionate share of any minerals produced and separately dispose of the same.

28.2	Trio shall appoint Teck as their sole marketing agent to sell and dispose of its share of all base metals or base metal concentrates, if any, produced from the Property. Trio and Teck shall negotiate in good faith as to the commercially competitive terms under which Teck shall market Trio’s share of such products.

Terms Applicable to the Entire Agreement

The following terms apply to the Trio Option, the Extended Period and the Joint Venture phases:

29.	Curing Default

29.1	Except for the provisions of this Agreement providing for elections to contribute and contributions to Work Programs, Mandatory Programs (as defined in §21.1), production plans and operating plans, Mine Suspension Plans and Mine Closure Plans, with which the parties must strictly comply, and except as otherwise provided in this Agreement, if any party (a “Defaulting Party”) is in breach or default of any requirement herein set forth, the other party may give Notice to the Defaulting Party specifying the breach or default. The Defaulting Party shall not lose any rights under this Agreement unless promptly and in any event within 30 days after the giving of Notice (as defined in §36.1) of default given by the other party, the Defaulting Party has failed promptly to take reasonable steps to cure the breach or default by the appropriate performance. Upon any such failure the other party shall be entitled to seek any remedy it may have on account of such default.

30.	Restrictions on Alienation

30.1	Except in accordance with this Agreement no party shall encumber its interest in the Property or rights under this Agreement.

30.2	No party shall institute any proceedings to partition the Property.

30.3	Except in accordance with this section, Trio shall not transfer, convey, assign, mortgage or grant an option in its interest in the Property or its rights under this Agreement. If Trio wishes to transfer, convey, assign or grant an option in its interest in the Property or rights under this Agreement (collectively, “Dispose”), it may do so in the manner set out below:

(a)	Following its exercise of the Option, if Trio wishes to Dispose of its interest in the Property, its NPI Royalty or rights under this Agreement (the interest and rights to be Disposed of being called the “Holding”), Trio shall first offer to sell the Holding to Teck for a cash consideration and upon such other terms and conditions as Trio deems fit. Teck shall be entitled to elect, upon notice to Trio, within 60 days of its offer, to purchase the Holding, in which case the closing of the sale and purchase shall take place at a mutually agreeable time and place within 60 days of Teck’s election to purchase. If, within 60 days of Trio’s offer to sell, Teck elects not to purchase the Holding upon those terms and conditions, Trio will be free to dispose of that Holding to a third party at any time within six months of the expiry of the time for Teck to make an election but only for a cash consideration equal to or greater than the cash consideration stated in Trio's offer to sell to Teck, and upon no more favourable terms and conditions as the offer to sell to Teck, provided, however, that the sale of the Holding to the third party shall be subject to the third party entering into an agreement with Teck whereby it agrees to be bound by the provisions of this Agreement (including, but not limited to, the restrictions on alienation that Trio is subject to). Any Holding not disposed of by Teck as aforesaid will remain subject to the provisions of this subsection.

(b)	Upon Teck or a third party acquiring the Holding, Teck or the third party will be deemed to have acquired a corresponding portion of Trio’s Costs. The third party will be entitled to all the rights and benefits accruing, and be subject to the same duties and obligations attributable, to the interest which it has purchased from Trio, including, without limiting the generality of the foregoing, the right to participate in any further Programs, Mandatory Programs, production plans, operating plans, Mine Suspension Plans and Mine Closure Plans and the right to have its interest increased or reduced in the same manner as Trio in the event the third party does not participate in Programs, Mandatory Programs, production plans, operating plans, Mine Suspension Plans and Mine Closure Plans.

30.4	Teck shall be entitled to freely assign its interest in the Property, its NSR Royalty, any NPI Royalty and rights to this Agreement. However, Teck shall not sell, assign or transfer any of its interest in the Property to a third party unless the transferee delivers an agreement to Trio whereby it agrees to be bound by the terms and conditions of this Agreement.

31.	Maximum Royalty

31.1	If a party transfers a portion of its interest in the Property to a third party as permitted by this Agreement, each of: (i) Trio and its assigns, and (ii) Teck and its assigns, shall be entitled to the NPI Royalty or NSR Royalty, contemplated in this Agreement, in the aggregate, allocated between them in such proportions to which they have agreed, which shall be stated in any joint Notice provided by them and failing that joint Notice then in proportion to the interest in the Property held by them immediately upon closing the sale or transfer contemplated in this §31.

32.	Area of Interest

32.1	During the term of this Agreement and any Joint Venture formed hereunder, there shall be an area of interest which will comprise any lands within two kilometres of the Property listed in Schedule A to this Agreement. If either party stakes or acquires any surface or water rights or mineral rights or other property within the area of interest, it will offer to have those rights or other property included in this Agreement; it being agreed that the parties shall consult each other prior to making any acquisitions of lands held by third parties within the area of interest. The other party shall have 30 days to elect whether to accept that offer and, if it elects to have those rights or other property included in this Agreement, then:

(a)	if the acquisition was made during the term of the Option or the Extended Period:

(i)	by Trio, no payment shall be required of Teck and the acquisitions costs will be considered Trio Expenditures; or

(ii)	by Teck, Trio shall, at the time of its election, reimburse Teck for its acquisition costs and the amount of the reimbursement will be considered Trio Expenditures;

(b)	if the acquisition was made during the term of the Back-in Period:

(i)	by Teck, no payment shall be required of Trio and the acquisitions costs will be considered Teck Expenditures; or

(ii)	by Trio, Teck shall, at the time of its election, reimburse Trio for its acquisition costs and the amount of the reimbursement will be considered Teck Expenditures; or

(c)	if the acquisition was made during the term of the Joint Venture, the party which elected to accept the offer shall, with its acceptance Notice, reimburse the acquiring party for the electing party’s share, based on its then interest in the Joint Venture, of the costs of acquisition;

failing which election and payment, if any, the acquiring party may retain the rights or property so acquired free of the terms of this Agreement. This Agreement shall not restrict the rights of either party to acquire mineral rights or other property outside the area of interest.

32.2	If the Trio Option terminates, §32.1 shall:

(a)	in the case of Trio’s obligations to Teck, remain in effect for 120 days after Trio has delivered a comprehensive report under §11.1(c) to Teck in respect of Trio’s work on the Property; and

(b)	with respect to Teck’s obligations to Trio, it shall terminate immediately.

32.3	If the Teck Back-in expires or terminates, unexercised, §32.1 shall:

(a)	in the case of Teck’s obligations to Trio, if the Back-in Right terminates pursuant to §14.4, remain in effect for 120 days after after Teck has delivered a comprehensive report under §11.1(c) to Trio in respect of Teck’s work on the Property; and

(b)	with respect to Trio’s obligations to Teck, it shall terminate immediately.

33.	Surrender of Interest

33.1	A party shall be entitled to surrender its interest to the other parties on Notice to them. A surrender of interest shall not release a party from liabilities accrued prior to the effective surrender date. Should the other parties not consent to receive the interest offered for surrender under this §33.1, then the Joint Venture shall be terminated and the assets shall be liquidated or sold and the assets or proceeds from the sale thereof distributed to the parties, net of liabilities hereunder or related thereto, in accordance with their interests in the Joint Venture. Each party shall be responsible for its cost share of all costs and expenses related to such termination and liquidation.

34.	Force Majeure

34.1	A party may claim force majeure if such party is prevented from or delayed in performing any obligation under this Agreement by any cause beyond its reasonable control, excluding only lack of finances, but including, without limitation, acts of God, strikes, lockouts, or other industrial disputes, laws, rules and regulations or orders of any duly constituted court or governmental authority, acts of terrorism, acts of the public enemy, war, insurrection, riots, fire, storm, flood, unusually harsh weather causing delay, explosion, government restriction, failure to obtain any approvals required from regulatory authorities or unavailability of equipment, materials or transportation (provided the approvals were properly applied for and pursued in good faith and on a timely basis or the equipment, materials or transportation were sought in a timely way), delay by a regulatory authority in renewing a tenure to the Property or, where a party is entitled thereto, to a higher form of tenure being issued (provided applications therefor were made reasonably in advance of the tenure due date and pursued in good faith), interference by third party interests groups (including environmental lobbyists and First Nations or indigenous peoples’ groups) or other causes whether of the kind enumerated above or otherwise, then the time for the performance of that obligation shall be extended for a period equivalent to the total period the cause of the prevention or delay persists regardless of the length of such total period. A party may also claim force majeure, if such party, acting reasonably, believes that social or political unrest in the region of the Property or the threat of that unrest will endanger the safety of its employees or the employees of its contractors if the party were to continue with the work program unless such social or political unrest is caused by action or inaction by that party. The party that claims force majeure shall promptly notify the other party and shall take all reasonable steps to remove or remedy the cause of the prevention or delay insofar as it is reasonably able to do so and as soon as possible. The party claiming force majeure will provide the other party with a regular written report summarizing events that have occurred and prospects for resolution.

35.	Confidentiality and Disclosure

35.1	During the term of this Agreement, all information and data concerning the Property shall generally be kept confidential and, except to the extent required by law or in connection with reporting requirements, investor relations activity or financing or transactional activities of a party or its affiliates, shall not be disclosed to any person other than an affiliate without the prior consent of the other party, which consent shall not unreasonably be withheld, conditioned or delayed.

35.2	A party (or its affiliates) proposing:

(a)	a press release; or

(b)	other written public disclosure, to the extent that such public disclosure contains material information not previously publicly disclosed;

relating to the Property, or the terms of this Agreement, work thereon, or the activities of the parties or their affiliates with respect thereto, shall provide a copy to the other party for its information and comments using its commercially reasonable efforts to ensure it is provided at least two business days (being business days in Vancouver, B.C. “Business Days”), prior to release. Any comments that the receiving party may make shall not be considered certification by the other party of the accuracy of the information in such release, or a confirmation by it that the content of such release complies with the rules, policies, by-laws and disclosure standards of the applicable regulatory authorities or stock exchanges. If the receiving party fails to provide comments within said time period the providing party may, subject to §35.3 make the proposed release.

35.3	Each party shall obtain prior approval of the other party before issuing any press release, other public disclosure or public statement using the other party’s name, the name of any of the officers, directors or employees of the other party, or the name of any of its affiliates. The foregoing prohibition shall not apply if disclosure of the other party’s name is required, in the opinion of counsel to a party, by applicable public disclosure requirements; however in such a case the party wishing to make the disclosure must provide a copy to the other party for its information and comments using its best efforts to ensure it is provided at least two Business Days prior to release. However, such approval shall not be considered certification by the other party of the accuracy of the information in such release, or a confirmation by it that the content of such release complies with the rules, policies, by-laws and disclosure standards of the applicable regulatory authorities or stock exchanges.

35.4	For greater certainty and notwithstanding the foregoing, the parties acknowledge and agree that the provisions of §35.1 and §35.2 shall not operate so as to prevent either party from complying with its timely disclosure obligations under applicable law and regulations.

36.	Notices

36.1	Any notice (“Notice”), direction or other instrument given hereunder shall be in writing and will, if delivered, be deemed to have been given and received on the Business Day following the day it was delivered and, if sent by facsimile prior to 5:00 p.m. local time of the place of receipt), be deemed to have been given or received on the Business Day following the day it was so sent, or in the case of facsimile sent outside normal business hours, on the next following Business Day. Any Notice to be given under this Agreement will be addressed as follows:

If to Teck:

Teck Resources Limited
3300 – 550 Burrard Street
Vancouver, BC V6C 0B3

Attention: Corporate Secretary
Fax: (604) 699-4729

If to Trio at:

Trio Resources Inc.
5600 – 100 King Street West
Toronto, ON M5X 1C9

Attention: CEO and Chairman

Any party may at any time give to the other Notice of any change of address of the party giving such Notice and from and after the giving of such Notice, the address or addresses therein specified will be deemed to be the address of such party for the purposes of giving Notice hereunder.

37.	Termination

37.1	This Agreement shall terminate upon the occurrence of the earliest of:

(a)	a termination of the Trio Option pursuant to §4.2 or §11.1;

(b)	the expiry of Teck’s Back-in Right unexercised;

(c)	except with respect to Teck’s NSR royalty or a NPI Royalty received by a party under §20.5, §20.6, §21.1 or §23.3, one party acquiring 100% interest in the Property after formation of the Joint Venture; or

(d)	the sale or other disposition of the Property and other assets following the written agreement by the parties to wind up and terminate the Joint Venture.

38.	Definitive Agreement

38.1	This Agreement shall be a binding agreement between the parties, until such time, if any, as a more formal and comprehensive agreement is executed, that shall govern joint operations on or in respect of the Property.

38.2	After the execution of this Agreement, and prior to the formation of the JV, Teck’s solicitors shall prepare a more formal and comprehensive agreement to deal with the parties’ relationship under the Joint Venture, which the parties shall endeavour to settle in good faith and in a timely fashion and which will include the terms and conditions provided herein relating to the Joint Venture and other relevant matters as the parties may determine. Unless and until a more formal and comprehensive agreement is entered into, this Agreement will continue to be binding on the parties with respect to the parties’ relationship under the Joint Venture.

39.	Governing Law

39.1	This Agreement shall be governed by the laws of the Province of Ontario and the parties agree to attorn to the jurisdiction of the courts of the Province of Ontario on any legal proceedings related to this Agreement.

40.	General

40.1	This is the entire agreement between the parties relating to the Property and supersedes all previous negotiations and communications related to the terms set out in this letter.

40.2	Each of the parties shall do all such further acts and execute and deliver such further deeds and documents as shall be reasonably required in order fully to perform the terms of this Agreement.

40.3	No modification of this Agreement shall be valid unless made in writing and duly executed by the parties.

40.4	The rights and obligations of the parties shall be several.

40.5	Nothing contained in this Agreement shall be construed as creating a partnership or in imposing any fiduciary duty on any party.

40.6	The failure of a party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the party’s right thereafter to enforce any provision or exercise any right.

40.7	Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall be ineffective in such jurisdiction only to the extent of such prohibition or unenforceability without affecting the remaining provisions of this Agreement.

40.8	This Agreement inures to the benefit of and binds the parties and their respective successors and permitted assigns.

40.9	This Agreement shall be read with such changes in gender or number as the context shall require.

40.10	The captions in this Agreement have been provided for ease of reference and shall be disregarded in interpreting this Agreement.

40.11	Unless otherwise stated, a reference to an Article means an Article of this Agreement and the symbol “§” followed by a number or some combination of numbers and letters refers to the provision of this Agreement so designated and the symbol “§” followed by a letter within a provision refers to a clause within such provision. A reference to “this Agreement”, “hereof”, “hereunder”, “herein” or words of similar meaning, means this agreement including the schedules hereto, together with any amendments thereof.

40.12	Time is of the essence in this Agreement and the performance by the parties of their respective duties and obligations hereunder.

40.13	This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered in any number of counterparts and by facsimile or other electronic means with the same effect as if all parties had signed and delivered the same document. All counterparts when delivered or sent by facsimile or other electronic means will be deemed to be an original and all of which together will constitute one and the same document.

If the terms set out above are satisfactory please sign all copies of this Agreement and return two copies to Teck. Upon receipt of the signed copy this Agreement shall become a binding and enforceable agreement which will continue in effect until such time, if any, as it is replaced by a more formal and comprehensive agreement.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their duly authorized signatories.

TECK RESOURCES LIMITED		TRIO RESOURCES INC.

By:	/s/ Alex Christopher	By:	/s/ J Duncan Reid
Name:	Alex Christopher	Name:	J Duncan Reid
Title:	Vice President, Exploration	Title:	CEO

By:	/s/ A.A. Zoobkoff	By:
Name:	A.A. Zoobkoff	Name:
Title:	Senior Counsel and Assistant Secretary	Title:

Schedule A-1

This is SCHEDULE A

to the Stairs Option/Joint Venture Agreement between

TECK RESOURCES LIMITED and TRIO RESOURCES INC.

dated September 25, 2013

STAIRS PROPERTY DESCRIPTION

Lease Number	Claim Number	Parcel Identifier	Expiry Date

108026	MR33370	73137-0001 (LT)	2028-Apr-30

108041	MR26664	61260-0004 (LT)	2028-Apr-30
108042	MR26665	61260-0005 (LT)	2028-Apr-30

108053	MR33348	61260-0008 (LT)	2028-Apr-30
108054	MR33349	61260-0009 (LT)	2028-Apr-30
108055	MR33457	61260-0013 (LT)	2028-Apr-30
108056	MR27268	61260-0006 (LT)	2028-Apr-30
108057	MR33458	61260-0014 (LT)	2028-Apr-30
108058	MR27269	61260-0007 (LT)	2028-Apr-30
108059	MR33459	61260-0015 (LT)	2028-Apr-30
108060	MR33460	61260-0016 (LT)	2028-Apr-30
108061	MR26660	61260-0018 (LT)	2028-Apr-30
108062	MR26661	61260-0001 (LT)	2028-Apr-30
108063	MR26662	61260-0002 (LT)	2028-Apr-30
108064	MR26663	61260-0003 (LT)	2028-Apr-30
108065	MR33350	61260-0010 (LT)	2028-Apr-30
108066	MR33351	61260-0011 (LT)	2028-Apr-30
108067	MR33352	61260-0012 (LT)	2028-Apr-30

Schedule B-1

This is SCHEDULE B

to the Stairs Option/Joint Venture Agreement between

TECK RESOURCES LIMITED and TRIO RESOURCES INC.

dated September 25, 2013

NET SMELTER RETURNS ROYALTY

1.           DEFINITION

1.01        “Net Smelter Returns” for purposes of the Agreement are defined as follows:

(a)          where all or a portion of the ores or concentrates derived from the Property are sold as ores or concentrates, the Net Smelter Returns shall be the gross amount received from the purchaser following sale thereof after deduction of:

(i)          if applicable under the sale contract, of all smelter charges, penalties and other deductions;

(ii)         all costs of transporting and insuring the ores or concentrates from the mine to the smelter or other place of final delivery; and

(iii)        sales, use, severance, excise, net proceeds of mine, and ad valorem taxes and any tax on or measured by mineral production, but excluding income taxes of the Royaltypayor; and

(b)          where all or a portion of the said ores or concentrates derived from the Property are treated in a smelter and all or a portion of the metals recovered therefrom are delivered to, and sold by Royaltypayor, the Net Smelter Returns shall be the gross amount received from the purchaser following sale of the metals so delivered, after deduction of:

(i)          all smelter charges, penalties and other deductions;

(ii)         all costs of transporting and insuring the ores or concentrates from the mine to the smelter; and

(iii)        if applicable under the smelter contract, all costs of transporting and insuring the metals from the smelter to the place of final delivery by the purchaser; and

(iv)        sales, use, severance, excise, net proceeds of mine, and ad valorem taxes and any tax on or measured by mineral production, but excluding income taxes of the Royaltypayor.

Where any ores or concentrates are sold to, or treated in, a smelter owned or controlled by Royaltypayor, the pricing for that sale or treatment will be established by Royaltypayor on an arms-length basis so as to be fairly competitive with pricing, net of transportation, insurance, treatment charges and other related costs, then available on world markets for product of like quantity and quality.

Schedule B-2

2.           PAYMENT OF NET SMELTER RETURNS

2.01        If a party becomes entitled to a Net Smelter Returns royalty pursuant to the Agreement, the party paying the Net Smelter Returns (the “Royaltypayor”) shall calculate the Net Smelter Returns and the sums to be disbursed to the party receiving the Net Smelter Returns (the “Royaltyholder”) as at the end of each calendar quarter, in accordance with generally accepted accounting principles consistently as applied in Canada.

2.02        The Royaltypayor shall, within 60 days of the end of each calendar quarter, as and when any Net Smelter Returns are available for distribution:

(a)          pay or cause to be paid to the Royaltyholder that percentage of the Net Smelter Returns to which the Royaltyholder is entitled under the Agreement;

(b)          deliver to the Royaltyholder a statement indicating:

(i)          the gross amounts received from the purchaser contemplated in §1.01 of this Schedule B;

(ii)         the deductions therefrom in accordance with §1.01 of this Schedule B;

(iii)        the amount of Net Smelter Returns remaining; and

(iv)        the amount of those Net Smelter Returns to which the Royaltyholder are entitled;

supported by such reasonable information as to the tonnage and grade of ores or concentrates shipped as will enable the Royaltyholder to verify the gross amount payable by the smelter or other purchaser.

3.           ADJUSTMENTS AND VERIFICATION

3.01        Payment of any Net Smelter Returns by Royaltypayor shall not prejudice the right of Royaltypayor to adjust any statement supporting the payment; provided, however, that all statements presented to the Royaltyholder by Royaltypayor for any quarter shall conclusively be presumed to be true and correct upon the expiration of 12 months following the end of the quarter to which the statement relates, unless within that 12-month period Royaltypayor gives Notice to the Royaltyholder claiming an adjustment to the statement which will be reflected in subsequent payment of Net Smelter Returns.

3.02        Royaltypayor shall not adjust any statement in favour of itself more than 12 months following the end of the quarter to which the statement relates.

Schedule B-3

3.03        The Royaltyholder may from time to time request reasonable supporting documentation for statements that are within the period contemplated in §3.01 and the Royaltypayor, acting in good faith, shall provide the same promptly to the Royaltyholder.

3.04        If the supporting documentation and any discussion with the Royaltypayor do not resolve the Royaltyholder’s concerns, the Royaltyholder shall be entitled upon Notice to the Royaltypayor to request from the Royaltypayor that mutually accepted auditors be requested to provide the Royaltyholder with their opinion that any statement delivered pursuant to §3.02 of this Schedule B in respect of any quarterly period falling with the 12-month period immediately preceding the date of the Royaltyholder’s Notice has been prepared in accordance with this Agreement. When giving any Notice aforesaid, the Royaltyholder will articulate the matter or matters of concern to it.

3.05        The time required for giving the audit opinion contemplated in §3.04 of this Schedule B shall not extend the time for the taking of exception to and making claim on the Royaltyholder for adjustment as provided in §3.01 of this Schedule B.

3.06        The cost of the auditors opinion referred to in §3.04 of this Schedule B shall be shared by the Royaltypayor and Royaltyholder unless the audit opinion reveals a material error adverse to the Royaltyholder, in which case the cost shall be solely for the account of the Royaltypayor. The cost of the auditors opinion shall not be included as a Cost hereunder.

3.07        The provisions of §3.04 and §3.06 are intended to provide an effective mechanism for the Royaltyholder to resolve its unresolved concerns regarding Net Profits accounting and not to effect a regular audit of the Net Smelter Returns calculation.

4.            ROYALTYPAYOR TO DETERMINE OPERATIONS

4.01        The Royaltypayor will have complete discretion concerning the nature, timing and extent of all exploration, development, mining and other operations conducted on or for the benefit of the Property and may suspend operations and production on the Property at any time it considers prudent or appropriate to do so. The Royaltypayor will owe the Royaltyholder no duty to explore, develop or mine the Property, or to do so at any rate or in any manner other than that which the Royaltypayor may determine in its sole and unfettered discretion. The Royaltypayor may, but will not be obligated to treat, mill, heap leach, sort, concentrate, refine, smelt, or otherwise process, beneficiate or upgrade the ores, concentrates, and other products at sites located on or off the Property, prior to sale, transfer, or conveyance to a purchaser, user, or consumer. The Royaltypayor will not be liable for mineral values lost in processing under sound practices and procedures, and no royalty will be due on any such lost mineral values.

5.           COMMINGLING

5.01        Ores, concentrates and derivatives mined or retrieved from the Property may be commingled with ores, concentrates or derivatives mined or retrieved from other properties. All determinations required for calculation of Net Smelter Returns, including without limitation the amount of the metals contained in or recovered from ores, solutions, concentrates or derivatives mined or retrieved from the Property, the amount of the metals contained in or recovered from commingled ores, solutions, concentrates or derivatives shall be made in accordance with prudent engineering, metallurgical and cost accounting practices.

Schedule B-4

6.           TRADING ACTIVITIES

6.01        The Royaltypayor may, but need not, engage in forward sales, futures trading or commodity options trading, and other price hedging, price protection, and speculative arrangements (“Trading Activities”) which may involve the possible delivery of base or precious metals produced from the Property. The parties acknowledge and agree that the Royaltyholder shall not be entitled to participate in the proceeds or be obligated to share in any losses generated by the Trading Activities.

Schedule C-1

This is SCHEDULE C

to the Stairs Option/Joint Venture Agreement between

TECK RESOURCES LIMITED and TRIO RESOURCES INC.

dated September 25, 2013

NET PROFITS INTEREST ROYALTY

1	THE ROYALTY

1.01	An NPI Royalty has been reserved pursuant to the Agreement. The royalty shall be 5% of Net Profits.

2	OBLIGATION

2.01	If a party (the “Royaltyholder”) becomes entitled to an NPI Royalty pursuant to the Agreement, the other party or parties (collectively hereinafter (including any successors or assigns of interests, the “Royaltypayor”) shall calculate, as at the end of each calendar quarter subsequent to the Completion Date, the Net Profits in accordance with generally accepted accounting principles consistently as applied in Canada.

2.02	Subsequent to the Completion Date, the Royaltypayor shall within 60 days of the end of each calendar quarter:

(a)	deliver to the Royaltyholder a statement indicating:

(i)	the Gross Receipts during the calendar quarter;

(ii)	the deductions therefrom made in the order itemized in §3.01 of this Schedule C;

(iii)	the amount of Net Profits remaining, if any; and

(iv)	the amount of those Net Profits, if any, to which the Royaltyholder is entitled; and

(b)	pay or cause to be paid to the Royaltyholder that percentage of the Net Profits, if any, to which the Royaltyholder is entitled under the Agreement.

2.03	Nothing contained in this Schedule C shall be construed as conferring on the Royaltyholder any right to or interest in any Property or assets except the right to receive royalty payments from the Royaltypayor as and when due.

3	NET PROFITS DEFINED

3.01	“Net Profits” means the Gross Receipts minus deductions therefrom, to the extent of but not exceeding the amount of those Gross Receipts, of the then net unrecovered amounts of the following classes of Costs, as further defined in §4.01(c), made in the following itemized order:

Schedule C-2

(a)	Marketing Costs;

(b)	Distribution Costs;

(c)	Operating Costs;

(d)	Taxes and Royalties;

(e)	Interest Costs;

(f)	Capital Costs; and

(g)	Exploration Costs.

3.02	For greater certainty, in calculating Net Profits at any time, each of the classes of Costs shall constitute a separate pool from which all Costs deducted on any previous quarterly calculation shall be removed and to which Costs of those classes recorded since the date the Royaltyholder’s interest in the Joint Venture is converted to the NPI Royalty under the Agreement (in the case of the first quarterly calculation) or since the date of the last quarterly calculation (in the case of any calculation subsequent to the first quarterly calculation) shall be added. For greater certainty, Costs may only be recorded to one class of Costs and not duplicated in other classes.

3.03	If the application of credits to a pool of Costs results in a negative balance in that pool of Costs, the amount of any negative balance from a Cost pool shall be applied to reduce the balances then remaining in pools itemized in §3.01 of this Schedule C in the order itemized.

4	DEFINITIONS

4.01	In addition to the definitions provided in the Agreement and without limiting the generality thereof:

(a)	“Commercial Production” shall mean the operation of the Property or any part thereof as a mine but does not include milling for the purpose of testing or milling by a pilot plant. Commercial Production shall be deemed to have commenced on the first day of the month following the first 15 consecutive days during which Products have been produced from the Property

(b)	“Completion Date” means the date on which the Royaltypayor determines that the project of preparing and equipping a Mine for Commercial Production is complete;

(c)	“Costs” means all items of outlay and expense whatsoever, both direct and indirect, with respect to the Property, the Products or any Mine recorded by the Royaltypayor in accordance with industry standard accounting practices applicable from time to time and, without limiting generality, more particularly:

Schedule C-3

(i)	“Capital Costs” means

(A)	all Costs of preparing and equipping a Mine for Commercial Production which are recorded by the Royaltypayor from and including the Production Decision Date to and including the Completion Date, and all Costs of obtaining financing and providing security; and

(B)	a charge of three percent of the Capital Costs referred to in §(A) in return for the overhead functions of the Royaltypayor which are not charged directly;

(ii)	“Distribution Costs” means all Costs of

(A)	transporting Products from a Mine or a concentrating plant to a smelter, refinery or other place of delivery designated by the purchaser and, in the case of concentrates tolled, of transporting the metal from a smelter to the place of delivery designated by the purchaser;

(B)	handling, warehousing and insuring the Products; and

(C)	in the case of concentrates tolled, of smelting and refining, including any penalties thereon or in connection therewith;

(iii)	“Exploration Costs” means:

(A)	all Costs of Mining Operations recorded by the Royaltypayor prior to the Production Decision Date; and

(B)	a charge which shall not aggregate more than 10 percent of the Exploration Costs referred to in §(A) in return for its overhead functions which are not charged directly;

(iv)	“Interest Costs” means interest computed quarterly and not in advance and being the aggregate of the interest determined for each month in the quarter as follows:

(A)	the average of the opening and closing monthly outstanding balances for each month of the net unrecovered amounts of all Costs in the classes enumerated in §3.01 of this Schedule C;

(B)	multiplied by,

(C)	the Prime Rate plus two percent;

Schedule C-4

(D)	multiplied by,

(E)	the number of days in the month;

(F)	divided by,

(G)	the number of days in the year.

These Interest Costs are in lieu of an inclusion in Costs for the interest charged by third party project lenders of Capital Costs and Operating Costs;

(v)	“Marketing Costs” means such reasonable charge for marketing of ores and concentrates sold or of concentrates tolled as is consistent with generally accepted industry marketing practices;

(vi)	“Operating Costs” means:

(A)	all Costs of Mining Operations recorded by the Royaltypayor subsequent to the Completion Date, including, without limiting generality, an amount to be established by the Royaltypayor in good faith as representing the cost of rehabilitation which will have to be spent after Commercial Production has terminated, it being agreed that the Royaltypayor may charge a portion of that cost to the royalty account over a reasonable period of time prior to the anticipated termination of Commercial Production; and

(B)	a charge of three percent of the Operating Costs referred to in §(A) in return for the overhead functions of the Royaltypayor which are not charged directly; and

(vii)	“Taxes and Royalties” means all taxes (other than income or similar taxes), royalties or other charges or imposts provided for pursuant to any law or legal obligation imposed by any government if paid by the Royaltypayor, except where such Taxes and Royalties or equivalent taxes or royalties are assessed against and paid by the Royaltyholder.

(d)	“Gross Receipts” means the aggregate of all receipts, recoveries or amounts received by or credited to the Royaltypayor in connection with this Agreement including, without limiting the generality of the foregoing:

(i)	the receipts from the sale of the Royaltypayor’s proportionate share of Products produced from the Mine together with interest on those receipts calculated as follows:

(A)	the aggregate of the cumulative daily receipts for each day of the quarter;

Schedule C-5

multiplied by,

(B)	the Prime Rate plus two percent;

multiplied by,

(C)	the number of days in the quarter;

divided by,

(D)	the number of days in the year.

(ii)	all proceeds received from the sale of the Property or assets subsequent to the Operative Date;

(iii)	all insurance recoveries (including amounts received to settle claims) in respect of loss of, or damage, to any portion of the Property or assets subsequent to the Operative Date;

(iv)	all amounts received as compensation for the expropriation or forcible taking of any portion of the Property or assets subsequent to the Operative Date;

(v)	the fair market value, at the Property, of those assets, if any, that are transferred from the Property for use by the Royaltypayor elsewhere subsequent to the Completion Date; and

(vi)	the amount of any negative balance remaining after the reallocation of negative balances pursuant to §3.03 of this Schedule C; to the extent that those receipts, recoveries or amounts have not been applied by the Royaltypayor as a recovery of any of the classes of Costs itemized in §3.01 of this Schedule C;

provided that where any Products are sold to, or treated in, a smelter or refinery owned or controlled by Royaltypayor, the pricing for that sale or treatment will be established by Royaltypayor on an arms-length basis so as to be fairly competitive with pricing, net of transportation, insurance, treatment charges and other related costs, then available on world markets for product of like quantity and quality.

(e)	“Mine” means the workings established and assets acquired in order to bring the Property or a portion thereof into Commercial Production, including, without limiting generality, development headings, plant and concentrator installations and all infrastructure, plant, housing, airport, roads and other facilities.

(f)	“Mining Operations” means every kind of work done by the Royaltypayor on or in respect of the Property in contemplation or as a consequence of the Agreement including, without limiting generality, investigating, prospecting, exploring, developing, property maintenance, preparing reports, estimates and studies, designing, equipping, improving, surveying, construction and mining, milling, concentrating, and reclamation.

Schedule C-6

(g)	“Operative Date” means the date of the Agreement.

(h)	“Prime Rate” means the weighted average of the rates of interest for the period of calculation as stated by the Bank of Montreal, Main Office, Vancouver, British Columbia, as being charged by it on Canadian Dollar demand loans to its most creditworthy domestic commercial customers.

(i)	“Production Decision Date” means the date on which a decision is made under the Agreement or, if not applicable, then by the Royaltypayor, to establish and operate a Mine on the Property.

(j)	“Products” shall mean ores, concentrates and minerals mined from the Property, or solutions, concentrates or cathodes retrieved through leaching or solution mining or solution extraction/electrowinning or other processing of mineralized material mined from the Property.

(k)	“Trading Activities” shall have the meaning set out in §7 of this Schedule C.

5	ROYALTYPAYOR TO DETERMINE OPERATIONS

5.01	The Royaltypayor will have complete discretion concerning the nature, timing and extent of all exploration, development, mining and other operations conducted on or for the benefit of the Property and may suspend operations and production on the Property at any time it considers prudent or appropriate to do so. The Royaltypayor will owe the Royaltyholder no duty to explore, develop or mine the Property, or to do so at any rate or in any manner other than that which the Royaltypayor may determine in its sole and unfettered discretion. The Royaltypayor may, but will not be obligated to treat, mill, heap leach, sort, concentrate, refine, smelt, or otherwise process, beneficiate or upgrade the ores, concentrates, and other products at sites located on or off the Property, prior to sale, transfer, or conveyance to a purchaser, user, or consumer. The Royaltypayor will not be liable for mineral values lost in processing under sound practices and procedures, and no royalty will be due on any such lost mineral values.

6	COMMINGLING

6.01	Ores, concentrates and derivatives mined or retrieved from the Property may be commingled with ores, concentrates or derivatives mined or retrieved from other properties. All determinations required for calculation of Net Profits, including without limitation the amount of the metals contained in or recovered from ores, solutions, concentrates or derivatives mined or retrieved from the Property, the amount of the metals contained in or recovered from commingled ores, solutions, concentrates or derivatives, gross revenues from the sale of Products, and costs and expenses allocated to the Property or Products shall be made in accordance with prudent engineering, metallurgical and cost accounting practices.

Schedule C-7

7	TRADING ACTIVITIES

7.01	The Royaltypayor may, but need not, engage in forward sales, futures trading or commodity options trading, and other price hedging, price protection, and speculative arrangements (“Trading Activities”) which may involve the possible delivery of base or precious metals produced from the Property. The parties acknowledge and agree that the Royaltyholder shall not be entitled to participate in the proceeds or be obligated to share in any losses generated by the Trading Activities.

8	ADJUSTMENTS AND VERIFICATION

8.01	Payment of any Net Profits by the Royaltypayor shall not prejudice the right of the Royaltypayor to protest the correctness of the statement supporting the payment; provided, however, that all statements presented to the Royaltyholder by the Royaltypayor for any quarter shall conclusively be presumed to be true and correct upon the expiration of 12 months following the receipt of such statement by the Royaltyholder, unless within that 12 month period that the Royaltypayor gives Notice to the Royaltyholder making claim on the Royaltyholder for an adjustment to the statement which will be reflected in subsequent payment of Net Profits.

8.02	The Royaltypayor shall not adjust any statement in favour of itself after the expiration of 12 months following the end of the quarter to which the statement relates.

8.03	The Royaltyholder may from time to time request reasonable supporting documentation for statements that are within the period contemplated in §8.01 and the Royaltypayor, acting in good faith, shall provide the same promptly to the Royaltyholder.

8.04	If the supporting documentation and any discussion with the Royaltypayor do not resolve the Royaltyholder’s concerns, the Royaltyholder shall be entitled upon Notice to the Royaltypayor to request from the Royaltypayor that the Royaltypayor’s independent external auditors be requested to provide the Royaltyholder with their opinion that any statement delivered pursuant to §2.02 of this Schedule C in respect of any quarterly period falling with the 12-month period immediately preceding the date of the Royaltyholder’s Notice has been prepared in accordance with this Agreement. When giving any Notice aforesaid, the Royaltyholder will articulate the matter or matters of concern to it.

8.05	The time required for giving the audit opinion contemplated in §8.04 of this Schedule C shall not extend the time for the taking of exception to and making claim on the Royaltyholder for adjustment as provided in §8.01 of this Schedule C.

8.06	The cost of the auditors opinion referred to in §8.04 of this Schedule C shall be shared by the Royaltypayor and Royaltyholder unless the audit opinion reveals a material error adverse to the Royaltyholder, in which case the cost shall be solely for the account of the Royaltypayor. The cost of the auditors opinion shall not be included as a Cost hereunder.

Schedule C-8

8.07	If the audit opinion delivered under §8.04 does not adequately address the concerns raised by the Royaltyholder, the Royaltyholder, acting reasonably, will have the right to have an independent accounting firm, that is one of the three largest international accounting firms operating in Canada that does not act for either the Royaltypayor or Royaltyholder, audit the Royaltypayor’s accounts related to the calculation of Net Profits. In order to exercise this right, the Royaltyholder will provide the Royaltypayor with Notice, within 30 days of receipt of the audit opinion under §8.04, of its intention to do so. Thereupon, the Royaltyholder shall cause the accounting firm to proceed promptly and complete the audit efficiently, undertaking to minimize disruption to the Royaltypayor. The cost of this audit shall be solely for the account of the Royaltyholder.

8.08	The provisions of §8.04 and §8.07 are intended to provide an effective mechanism for the Royaltyholder to resolve its unresolved concerns regarding Net Profits accounting and not to effect a regular audit of the Net Profits calculation.

Schedule D-1

This is SCHEDULE D

to the Stairs Option/Joint Venture Agreement between

TECK RESOURCES LIMITED and TRIO RESOURCES INC.

dated September 25, 2013

WARRANT ANTI-DILUTION PROVISIONS

The Warrants will be subject to the following anti-dilution provisions:

1.	If Trio shall:

(i)	subdivide or re-divide its outstanding Common Shares into a greater number of shares;

(ii)	reduce, combine or consolidate its outstanding Common Shares into a smaller number of shares;

(iii)	issue to all or substantially all of the holders of the Common Shares, by way of stock distribution, stock dividend or otherwise, Common Shares or securities convertible into Common Shares;

the number of Common Shares purchasable pursuant to a Warrant (“exchange number”) and the exercise price per Warrant will be adjusted as provided in the Warrant.

2.	If any capital reorganization or reclassification (other than described above) of the capital stock of Trio, or the consolidation or merger, or amalgamation of Trio with another body corporate, trust, partnership or other entity, or a sale or conveyance of all or substantially all of its assets to any other body corporate, trust, partnership or entity shall be effected, then as a condition of such reorganization, reclassification, consolidation, merger, amalgamation or sale, lawful and adequate provision shall be made whereby the holder of the Warrant shall thereafter have the right to purchase and receive, and shall agree to accept, upon the basis and upon the terms and conditions specified in the Warrant and in lieu of the Common Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for that number of outstanding Common Shares equal to the number of Common Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby had such reorganization, reclassification, consolidation, merger, amalgamation or sale not taken place and in any such case, appropriate provision shall be made with respect to the rights and interests of the holder of the Warrant to the end that provisions hereof shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof. The Corporation shall not effect any such consolidation, merger, amalgamation or sale, unless prior to or simultaneously with the consummation thereof the successor corporation (if other than Trio) resulting from such consolidation or merger or amalgamation or the entity purchasing such assets shall assume by written instrument executed and mailed or delivered to the holder of the Warrant at the address of such holder appearing on the books of Trio, the obligation to deliver to such holder such shares or stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to purchase.

Schedule D-2

3.	If Trio issues rights, options or warrants to all or substantially all of the holders of Common Shares pursuant to which the holders are entitled to subscribe for, purchase or otherwise acquire Common Shares or shares convertible into Common Shares within a period of 90 days after the issue at a price less than 95% of the market price of the Common Shares, the exercise price and exchange number of the Warrants will be adjusted as provided in the Warrant. For the purposes of these anti-dilution provisions “market price” shall be a price equal to the weighted average closing price of the Corporation’s common shares over the 20 consecutive trading days ending on the fifth trading day immediately preceding the record date in respect of the relevant event (or if there is no record date then the date of the relevant event) on the stock exchange on which its common shares are listed (or if not listed on any stock exchange, on any over-the-counter market) unless such price is not permitted under the rules of the stock exchange on which the Corporation’s shares are listed, in which case the price shall be set at the “market price” determined in accordance with the rules of the stock exchange on which the common shares of the Corporation are listed.

4.	If Trio issues or distributes to all or substantially all of the holders of Common Shares securities of any class of Trio or of any other person (other than as described in §1 above), rights, options or warrants (excluding those described above), evidence of indebtedness, or any other assets (excluding ordinary course cash dividends) then the exchange number and the exercise price of the Warrants will be adjusted as provided in the Warrant.

5.	In case at any time:

(i)	Trio shall pay any dividend payable in stock upon its Common Shares or make any distribution to the holders of its Common Shares;

(ii)	Trio shall offer for subscription pro rata to the holders of its Common Shares any additional shares of stock of any class or other rights;

(iii)	there shall be any capital reorganization, or reclassification of the capital stock of Trio, or consolidation or merger or amalgamation of Trio with, or sale of all or substantially all of its assets to, another corporation; or

(iv)	there shall be a voluntary or involuntary dissolution, liquidation, or winding-up of Trio,

then, and in any one or more of such cases, Trio shall give to the holder of the Warrant, at least 20 days’ prior written notice of the date on which the books of Trio shall close or a record shall be taken for such event, dividend, distribution or subscription rights, or for determining rights to vote with respect to such event, reorganization, reclassification, consolidation, merger, sale or amalgamation, dissolution, liquidation or winding-up and in the case of any such reorganization, reclassification, consolidation, merger, amalgamation, sale, dissolution, liquidation or winding-up, at least 20 days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause, shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Shares shall be entitled thereto, and such notice in accordance with the foregoing shall also specify the date on which the holders of Common Shares shall be entitled to exchange their Common Shares for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, amalgamation, sale, dissolution, liquidation or winding-up as the case may be. Each such written notice shall be given by mail, registered postage prepaid, addressed to the holder of the Warrant at the address of such holder, as shown on the books of Trio.

Schedule D-3

6.	As used herein, the term “Common Shares” shall mean and include Trio’s presently authorized Common Shares and shall also include any capital stock of any class of Trio hereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding-up of Trio.

Nothing herein (A) shall, except as described above, require Trio to notify the holder of a Warrant of any transaction prior to entering into or closing the same or (B) shall, except as set out above, entitle the holder of a Warrant, upon the entry into or closing of any such transaction, to any adjustment in exercise price or exchange number as provided in the Warrant or (C) shall otherwise entitle the holder of a Warrant to participate in any such transaction or to be offered an opportunity to participate in an identical or similar private placement transaction or (D) shall otherwise entitle holder of a Warrant to maintain the percentage ownership in Trio that it owns on the date of issuance of the Warrant or would own on said date if it were to exercise the Warrant immediately upon issuance thereof.